Exhibit 10.10

Trulia, Inc. 116 new montgomery street, 300 san francisco, ca 94105 p: 415.648.4358 f: 866.658.4763

December 27, 2011

Gregory Waldorf

Los Angeles, CA

Re:	Trulia, Inc. Board of Directors

Dear Greg:

I am pleased to confirm that the Board of Directors (the “Board”) of Trulia, Inc. (“Trulia”) intends to nominate you for the position of Lead Independent Director at the next meeting of the Board. The Company is grateful for your increased involvement as a leader on the Board during 2011 and looks forward to your continued contributions in the future.

This letter sets forth the compensation for your service as a Director of Trulia. You will be eligible to participate in additional Director compensation programs when and if approved by the Board of Directors. The Company plans to review its Director compensation programs in connection with its plans to pursue an initial public offering.

1. Equity Compensation. The Company hereby agrees to grant you a nonqualified stock option exercisable for 73,500 shares of Trulia common stock (the “Option”). The Company anticipates that the Option will be approved by the Board and granted at the Board’s next regularly scheduled meeting on February 1, 2012. The Option will be issued pursuant to the terms and conditions of Trulia’s 2005 Stock Incentive Plan (the “Plan”) and will have an exercise price equal to the fair market value of Trulia common stock, as determined by the Board, as of the date of grant. The Option shall vest monthly over a 12-month period with vesting commencing as of July 1, 2011. The Option may be “early exercised” and any shares of Trulia common stock that you acquire upon exercise of your Option will be subject to a right of repurchase that will lapse monthly over a 12-month period from July 1, 2011. Any unvested portion of the Option will vest in full upon a Company Transaction (as such term is defined in the Plan).

2. Cash Bonus. By March 15, 2012, Trulia will pay you a cash bonus in an amount equal to the product of (a) 73,500, multiplied by (b) the excess (if any) of (i) the fair market value of a share of Trulia common stock, as determined by the Board in good faith, as of February 1, 2012 over (ii) $1.85 (the “Cash Bonus”). In no event will the Cash Bonus exceed $25,000. For the avoidance of doubt, if the Board determines in good faith that the fair market value of a share of Trulia common stock as of February 1, 2012 is less than $1.85 per share, you will not be eligible to receive the Cash Bonus. The Cash Bonus is in addition to any other compensatory payments or benefits you may become eligible to receive in connection with your services as a director.

3. Expense Reimbursement. The Company will reimburse you for reasonable travel and other incidental expenses approved by the Company, so long as you provide the Company with appropriate receipts or other relevant documentation.

4. Directors and Officers Insurance. Trulia will continue to provide director and officer insurance.

5. No Conflicting Obligations. You represent that your service on the Board, and your fulfillment of your fiduciary duties as a director, does not and will not violate any obligation you may have to a current or previous employer, or any other entity with which you have a relationship as a board member or other service provider. You are not an employee of the Company and have no authority to obligate the Company by contract or otherwise. You will not be eligible for any employee benefits, nor will the Company make deductions from any amounts payable to you for taxes. Any taxes shall be solely your responsibility.

Trulia, Inc. 116 new montgomery street, 300 san francisco, ca 94105 p: 415.648.4358 f: 866.658.4763

6. Nondisclosure. During and at all times following your service on the Board, you agree to keep in confidence and not disclose to any third party any portion of the confidential and proprietary information of Trulia disclosed to you in the course of your role as a director. This nondisclosure provision will not apply to information that is previously known to you at the time of disclosure, enters the public domain, or is required to be disclosed by court order. You further agree not to use any such information for any purpose other than in furtherance of your duties as a director.

7. Fiduciary Duties. You represent that you are aware of and understand the fiduciary duties of a director of a Delaware corporation, and that you will endeavor to fulfill such duties to the best of your ability.

8. Section 409A. Trulia intends that the payments and benefits provided hereunder be exempt from the requirements of Section 409A of the Internal Revenue Code to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1 (b)(4) or otherwise. Notwithstanding anything to the contrary herein, Trulia does not make any representations or warranties to you with respect to any tax, economic or legal consequences of your receipt of any payments or benefits contemplated hereunder. By signing below, you will be deemed to have waived any claim against Trulia and its subsidiaries and affiliates with respect to any such consequences (including, without limitation, any claim for taxes, interest, penalties or any other amounts arising from or imposed as a result of any failure to satisfy the requirements of Section 409A of the Internal Revenue Code).

To indicate your agreement to the terms above, please sign and date this letter in the space provided below and return it to me. This letter supersedes any prior representations or agreements regarding the subject matter of this letter, whether written or oral.

Sincerely,
Peter Flint /s/ Peter Flint
Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Gregory Waldorf	January 5, 2012
Gregory Waldorf	Date